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                                                  February 27, 1997



Metropolitan Life Insurance Company
One Madison Avenue
New York, New York  10010

Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 2 to Registration Statement No. 33-91226 on Form S-6 ("Registration Statement") which covers premiums received under Group Variable Universal Life Insurance Policies and Certificates ("Policies") offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the Policies form and I am familiar with the Registration Statement and Exhibits thereto. In my opinion: The illustrations of death benefits, cash values, cash surrender values and accumulated premiums for the Small Group Policy under "Cash Value - illustrations" and "Illustrations of Death Benefit, Cash Values and Accumulated Premiums" in the prospectus included in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. Such assumptions, including the assumed current charge levels, are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be correspondingly more favorable to a prospective purchaser of a certificate under the Policies for males age 40 in the underwriting categories specified in the illustrations, than to prospective purchasers of certificates under the Policies for a male at other ages or in other underwriting classes or for a female. Nor were the particular illustrations shown selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                             Very truly yours,


                                             /s/George J. Kalb
                                             -----------------------
                                             George J. Kalb
                                             Vice-President and
                                                  Actuary